CONOLOG CORPORATION    5 COLUMBIA ROAD, SOMERVILLE NJ 08876

March 9, 2009

Whalehaven Capital Fund Limited
Alpha Capital Anstalt
Osher Capital Partners LLC
Harborview Master Fund L.P.

Ladies and Gentlemen:

Reference is made to the Subscription Agreement between and among Conolog Corporation and the (the “Company”) and Whalehaven Capital Fund Limited, Alpha Capital Anstalt, Osher Capital Partners LLC and Harborview Master Fund L.P. (collectively, the “Holders” and each a “Holder”) dated March 12, 2007 (the “Subscription Agreement”). Reference is also made to the Convertible Notes issued to the Holder pursuant to the Subscription Agreement (collectively, the “Notes”). Any term used herein but not otherwise defined shall have the meaning given to it in the Notes.

This is to confirm that notwithstanding anything to the contrary in the Subscription Agreement or the Notes the “Maturity Date” shall mean August 31, 2009, as same may be accelerated pursuant to the Subscription Agreement and Notes. This is also to confirm that notwithstanding anything to the contrary in the Notes or the Subscription Agreement, from the date hereof, the Holders may convert any principal amount, interest and any other amounts that remain outstanding on the Note at an applied conversion rate equal to the lessor of (A) the Fixed Conversion Price, or (B) seventy -five percent (75%) of the average closing bid prices of the Common Stock as reported by Bloomberg L.P. for the five (5) trading days preceding the date the Company receives the Holder’s Notice of Conversion.

The Company hereby waives any right it has pursuant to Section 1.2 of the Notes to elect to pay any amount of the Notes with shares of Common Stock.

The undersigned Holder hereby waives any damages and any claim that may have otherwise been made pursuant to the Subscription Agreement and/or the Notes as a result of the Company’s non-compliance with Section 1.2 of the Notes and for not paying the Notes by March 12, 2009.

The Company acknowledges and agrees that the holding period of the Securities (as defined in the Subscription Agreement) is not affected by the terms of this letter agreement.

The Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission within two business days of the execution of this letter agreement by the Company, disclosing the material terms of this letter agreement.

This letter agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the instrument.

All other terms of the Notes hall remain the same.

Very truly yours,

CONOLOG CORPORATION

By: ____________________________________

[THE SIGNATURE PAGE OF THE HOLDERS FOLLOWS]

Agreed and Accepted:

WHALEHAVEN CAPITAL FUND LIMITED

By:
(Name)
(Title)

ALPHA CAPITAL ANSTALT

By:

OSHER CAPITAL PARTNERS LLC

(Name)
(Title)

HARBORVIEW MASTER FUND L.P.

(Name)
(Title)